Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Management of

Santander Consumer USA Inc.

We have examined Santander Consumer USA Inc.’s compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all publicly registered transactions backed by auto loans for which Santander Consumer USA Inc. is the servicer (the “Platform”) described in the accompanying Management’s Assessment of Compliance with SEC Regulation AB Servicing Criteria, as of December 31, 2016 and for the year then ended, excluding criteria 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), and 1122(d)(4)(ix) through 1122(d)(4)(xiii), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(vi), 1122(d)(4)(vii) and 1122(d)(4)(viii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered “servicers” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Compliance and Disclosure Interpretation 200.06 of the SEC Division of Corporation Finance’s interpretations of the rules adopted under Regulation AB and the Securities Act and the Exchange Act (“Interpretation 200.06”). As permitted by Interpretation 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to use Interpretation 200.06. Appendix A to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criterion set forth in Item 1122(d)(3)(i) of Regulation AB applicable to the Company during the year ended December 31, 2016. As required by Item 1122(d)(3)(i) of Regulation AB, reports to investors, including those to be filed with the Commission, were not maintained in accordance with the transaction agreements and applicable Commission requirements.

In our opinion, except for the material noncompliance described in the preceding paragraph, Santander Consumer USA Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2016 for all publicly registered transactions backed by auto loans for which Santander Consumer USA Inc. is the servicer, in all material respects.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 30, 2017

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